UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K


                             CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported) June 18, 2004



                            FARMER BROS. CO.




       Delaware                  0-1375                     95-0725980
(State of incorporation)     (Commission File Number)     (IRS Employer
                                                        Identification No.)





20333 South Normandie Avenue, Torrance, California             90502
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code 310-787-5200















Item 5.  Other Events and Regulation FD Disclosure.

NEWS RELEASE
August 3, 2004
FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Announces Developments

Names VP of Sales; Sets Annual Meeting Date


TORRANCE, CALIF. - (BUSINESS WIRE) - Aug. 3, 2004 - Farmer Bros. Co. (Nasdaq:
FARM) announced the promotion of Michael King to the position of Vice President of Sales. He succeeds Ken Carson, who retired after 39 years with the Company. In addition, the Company announced that:

* Ron Wansa has been promoted to National Sales Manager, succeeding Mr. King. Tom Mortensen has been appointed Regional Sales Manager, the position Mr. Wansa has held since 1994. Both will report to Mr. King.

* The Company will launch a new investor-relations web site within 60 days.

* The annual meeting of shareholders is being scheduled for Nov. 29, 2004. The Company requests that shareholder proposals be submitted by Aug. 15 for consideration at the annual meeting. The company's fiscal year ended June 30.

"Michael King will play a key role in driving our ongoing initiatives to sharpen our sales efforts," said Roy E. Farmer, Chairman and Chief Executive Officer. "He has proven his ability over his 31 years in our sales organization, and we look forward to his contributions toward our efforts to create shareholder value."

Mr. King joined the Company's sales organization in 1973, and has held positions in its Oakland, Santa Rosa and Watsonville Branches prior to entering senior management ranks. He was promoted to National Sales Manager in 1994.

"We are working hard to further energize our sales team," said Mr. King. "We are preparing to take full advantage of the modern sales infrastructure put in place by Ken Carson. The Company's new generation of information technology systems, which already are at work in our administrative functions, will soon begin to touch the most critical part of our business: our sales effort."

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 51 consecutive years, increased the dividend in each of the last seven consecutive years. The Company's stock price has grown on a split-adjusted basis from $1.80 a share in 1980.


Contacts:

Jim Lucas / Marissa Petri
Abernathy MacGregor Group
213-630-6550






Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    August 3, 2004